Exhibit 10.31
Execution Copy

LEWIS VON THAER
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement") dated as June 15, 2015 by and between DynCorp International, LLC (the "Company") and the Executive set forth on Annex 1 hereto (each a "Party" and together, the "Parties").

1.	Employment and Acceptance.

The Company shall employ the Executive, and the Executive shall accept such employment, subject to the terms of this Agreement. The Agreement shall be binding on the Parties as of the date hereof.

2.	Term of Employment

The Executive shall be employed with the Company on the terms and conditions of this Agreement. The term of the Executive’s employment shall be for a period commencing on the Effective Date set forth in Annex 1 hereto, and unless otherwise terminated in accordance with Section 5 hereof, (i) shall continue until the End Date set forth in Annex 1 hereto and (ii) shall automatically renew for successive one-year periods unless either Party gives the other Party written notice of such Party’s intention to not renew this Agreement for the following annual period at least sixty (60) days prior to the end of the then-current term (a “Non-Renewal Notice”). The Executive shall be an at-will employee and either Party may terminate the Executive’s employment under this Agreement at any time in accordance with the provisions of Section 5 below. The Term shall end on the effective date of any termination of Executive’s employment pursuant to Section 5 hereof (the “Termination Date”). The period from the Effective Date through the Termination Date shall hereinafter be referred to as the “Term”.

3.	Duties

3.1    Title. During the Term, Company shall employ the Executive to render exclusive and full-time services to the Company and the Executive shall serve in the Position set forth in Annex 1 hereto and shall report to the Direct Report set forth in Annex 1 hereto.
3.2    Duties. The Executive shall perform such duties and responsibilities as may be reasonably assigned to the Executive commensurate with the Position by the Direct Report from time to time. The Executive shall devote the Executive’s full business time, attention, skill and energy to the business and affairs of the Company, and use the Executive’s best efforts to perform faithfully and efficiently Executive’s duties and responsibilities in a diligent, trustworthy and businesslike manner and in compliance with Company policies so as to advance the interests of the Company. Notwithstanding the foregoing, the Executive may, with the prior written consent of the Board (as defined in Section 8 below), serve on boards, committees and commissions of civic, charitable or non-profit industry organizations; provided that such activities do not interfere with the performance of the, or give rise to a conflict of interest with respect to, Executive's duties hereunder or constitute a breach Section 6 of this Agreement. For the avoidance of doubt, the Board, hereby approves Executive’s service on the boards described on Annex 2 hereto. This Section 3.2 will not be construed so as to prevent Executive from investing or managing his assets and those of his family, in such form or manner as will not require any substantial services on the part of the Executive or in the operation of the affairs of the companies or businesses in which such investments are made.
3.3    Representation and Warranty. The Executive represents and warrants that the Executive is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any Person (as defined in Section 8 below) which could arguably, in any way, preclude, inhibit, impair or limit the Executive's ability to perform Executive’s obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

4.	Compensation and Benefits.

As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term.
4.1    Base Salary. The Company will pay to the Executive the Base Salary set forth in Annex 1 hereto, less applicable payroll taxes and withholding, in accordance with the general payroll practices of the Company.
4.2     Incentive Compensation.
(a)    Annual Bonus. The Executive shall be eligible to receive an annual bonus (the “Bonus”) with a Target Bonus set forth on Annex 1 hereto based on the achievement of specific annual performance criteria established annually by the Board and/or the Compensation Committee of the Board (the "Compensation Committee"). The Bonus, if any, shall be payable as soon as practicable following the date of completion of the Company's audited financial statements for the year in which such Bonus is earned but no later than 60 days following such date. Subject to the provisions of Section 5 hereof, the Bonus shall only be payable if the Executive is employed by the Company on the last day of the applicable bonus period.
(b)    Incentive Awards. The Executive shall be entitled to participate in the Incentive Plans set forth in Annex 1 hereto. As soon as practical following the Effective Date, the Executive will be granted the Equity Award set forth in Annex 1 hereto which will be subject to certain terms and conditions, including a combination of time and performance vesting criteria as specified in Annex 1.
4.3     Participation in Employee Benefit Plans. During the Term, the Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans and all perquisite programs of the Company, which are available to other senior executives of the Company, including paid time off, on the substantially the same terms and conditions as such other senior executives. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive's consent.
4.4     Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with Executive’s duties under this Agreement in accordance with the policies of the Company as in effect from time to time, subject to the Company's requirements with respect to reporting and documentation of such expenses.
4.5    Indemnification. Executive shall be held harmless, indemnified and fees and expenses advanced, as incurred, by the Company to the fullest extent authorized by the applicable Company governing documents (as the same now exist or may hereafter be amended) by reason of the fact that Executive is or was serving as a director, officer, employee or agent of any of the Company or its subsidiaries or Affiliates

(as defined in Section 8 below) and the Executive shall be covered under the Company’s directors and officers liability insurance during the Term and thereafter to the same extent and post-employment duration of such coverage provided from time to time to officers of the Company.

5.	Termination

5.1    General. Either the Company or the Executive may terminate the Executive’s employment with the Company at any time and for any reason, subject to the following:
(a)    Except as otherwise provided in this Section 5, Section 4.5 or Annex 1, as applicable, if the Executive’s employment with the Company is terminated for any reason, the Company shall no longer be obligated to pay to the Executive any compensation or benefits that would have otherwise been provided pursuant to this Agreement.
(b)    In the event of the termination of the Executive’s employment hereunder for any reason, the Executive (or Executive’s estate or representative, as applicable) shall be entitled to receive the following: (i) any earned but unpaid Base Salary through the Termination Date, (ii) any accrued but unpaid paid time off payable in accordance with applicable Company policy, (iii) any reimbursable business expenses incurred, but not yet reimbursed to the Executive through the Termination Date, (iv) any benefits earned through Termination Date in accordance with the terms of the Company’s employee benefit plans or programs (collectively, the “Accrued Benefits).
(c)    If the Company terminates the Executive’s employment with the Company, such termination shall be effective immediately upon written notice of termination to the Executive.
(d)    If the Executive wishes to terminate Executive’s employment with the Company, the Executive shall give the Company sixty (60) days prior written notice of termination. Upon notice of such termination from the Executive, the Company may (i) require the Executive to continue to perform Executive’s duties hereunder on the Company’s behalf during such notice period, (ii) limit or impose reasonable restrictions on the Executive’s activities during such notice period as it deems necessary or (iii) accept the Executive’s notice of termination as the Executive’s resignation from the Company at any time during such notice period. If the Company at any time during the notice period chooses to accept the Executive’s notice of termination as the Executive’s resignation from the Company, then the Termination Date shall be the date as of which such resignation is accepted, and the Company will nevertheless be obligated to pay the Executive compensation and benefits for the remainder of such 60-day period.
(e)    The Term shall end on the death or Disability of the Executive and in such event, in addition to the Accrued Amounts, Executive (or Executive’s estate or representative, as applicable) shall be paid the Bonus earned by the Executive in respect of the prior completed fiscal year, if not yet paid; provided, however, that such Bonus shall be paid on the same date that the Company pays other bonuses for such fiscal year.
(f)    If either Party gives the other Party a timely Non-Renewal Notice, then the Executive’s employment with the Company shall cease on the last day of the then-current Term.
(g)     During any period following the delivery of a Non-Renewal Notice or notice of termination, the Company, in its sole discretion, may modify the Executive’s authorities, duties and/or Roles (as defined below) during such period without such action constituting a violation of this Agreement or Good Reason. Without limiting the foregoing, the Company may pay to the Executive the portion of the Base

Salary and any other compensation to which the Executive would otherwise be entitled to receive during any applicable notice period and immediately terminate the Executive’s employment in lieu of thereof.
5.2    Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by (i) the Company without Cause (as defined in Section 8 below), (ii) the Executive for Good Reason (as defined in Section 8 below) or (iii) the Company pursuant to a Non-Renewal Notice, then, subject to, and conditioned upon, (A) the Executive’s signing a general release and waiver, substantially in the form attached hereto as Exhibit A, subject to any modifications required for conformity with applicable law (the “Release”), within forty-five (45) days following delivery of the Release and the Release becoming irrevocable by its terms and (B) Executive’s prompt compliance with Section 5.3., the Executive shall be eligible to receive the Severance Benefits set forth in Annex 1 hereto. Payment of the Severance Benefits shall commence on the first regular payroll date of the Company that occurs after the 60th day following Employee’s termination (the “Payment Date”), with any Severance Benefits that would have been payable in respect of the 60 day period preceding the Payment Date but for the effect of this provision to be paid in a lump sum on the Payment Date.
5.3    Removal from any Boards and Positions. Upon the termination of the Executive's employment for any reason, the Executive shall be deemed to immediately resign from all of the following to the extent applicable: (i) from the Board and any other boards of directors or managers of any Affiliate or any other board to which Executive has been appointed or nominated by or on behalf of the Company or any Affiliate thereof and (ii) from any position with the Company or any Affiliate, including, but not limited to, as an officer of the Company and any of its Affiliates (clauses (i) and (ii) collectively, the “Roles”). Upon the termination of the Executive's employment for any reason (other than death), Executive agrees to provide written resignation from all Roles and to execute any other documents and take any other actions required to effect such resignation; provided, however, that failure to provide such written documentation and take other actions shall not negate Executive’s deemed resignation from the Roles, which shall be of full force and effect immediately upon the termination of the Executive's employment for any reason.
5.4    No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

6.	Restrictions and Obligations of the Executive.

6.1     Acknowledgement. The Executive agrees and acknowledges that in order to protect and preserve the Company’s value and goodwill, it is necessary that the Executive undertake not to use, in a manner that would cause harm to the Company or any of its subsidiaries or Affiliates, any Confidential Information (as defined below) or any special knowledge of the Company and its Affiliates or otherwise relating to any business conducted by the Company or any of its parents or subsidiaries, or any business of which Executive knows the Company or any of its parents or subsidiaries has specific plans to engage in (collectively, the “Business") and the relationships between the Company, its subsidiaries and Affiliates and their respective vendors, suppliers, customers, clients, employees, agents, consultants, independent contractors, landlords and strategic partners, all of which the Executive will gain access to through employment with the Company. In furtherance of the foregoing, the Executive further acknowledges and agrees to the following:
(a) the Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties (as defined below);

(b) the Business is highly competitive and the services performed and to be performed by the Executive for the Company are unique in nature;
(b) the Executive occupies and will occupy a position of trust and confidence with the Company and has and will have an intimate knowledge of Confidential Information and the Company’s relationships with its vendors, suppliers, customers, clients, employees, agents, consultants, independent contractors, landlords and strategic partners;
(c) the agreements and covenants contained in this Section 6 are essential to protect the Protected Parties and the goodwill of the Business and are being entered into in consideration for the various rights being granted to the Executive under this Agreement;
(d) the Company could be irreparably damaged if the Executive were to provide services to any Person in violation of the provisions of this Agreement;
(e) the scope and duration of the covenants set forth in this Section 6 are reasonably designed to protect a protectable interest of the Company and are not excessive in light of the circumstances; and
(f) the Executive has the means to support Executive and Executive’s dependents other than by violating the provisions of this Section 6 and the provisions of this Section 6 will not impair such ability.
6.2    Confidentiality. (a) During the Term, the Executive will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries and Affiliates (the "Protected Parties") which are not readily available from sources outside the Company. The confidential and proprietary information and Intellectual Property (as defined in Section 8 below) of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, models, their marketing programs, their sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans and target their potential customers. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and databases, identifying, establishing and maintaining business opportunities and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form could irreparably harm the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive's employment by the Company. The Executive shall not, during the period the Executive is employed by the Company or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any Person for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive's employment with, and for the benefit of, the Protected Parties, (ii) in the pursuit or defense of claims by or against the Company or its subsidiaries, but then only to the extent necessary to pursue such claims, and only after taking good faith efforts to have the confidential information be filed under seal, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or its Affiliates or by any administrative or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose, or make accessible such information, provided that the Executive shall, to the extent permitted by applicable law or rules, give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment (at the Company’s sole expense), (iv) as to such Confidential Information that becomes generally known to the public or trade without Executive’s violation of this Section 6.2(a), or (v) to the Executive's spouse, attorney and/or personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive's tax, financial and other personal planning (each an "Exempt Person"); provided, however, that any disclosure or misuse Confidential Information by any Exempt Person shall be deemed a breach of this Section 6.2(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understand and agrees that the Executive shall acquire no rights to any such Confidential Information.
(b)     All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating to the Business, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive property of the Company.
(c)     The Executive hereby agrees that any and all Intellectual Property that has been or is developed, generated or produced by the Executive, solely or jointly with others, at any time during the Term, shall be the exclusive property of the Company, subject to the obligations of this Section 6 with respect to Confidential Information, and the Executive hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, or any other rights with respect thereto. The Executive hereby assigns to the Company all right, title and interest to the Intellectual Property. The Executive shall execute all papers, and otherwise provide assistance, at the Company’s request and expense, during or after the Term, to enable the Company or its nominees to obtain patents, copyrights and other appropriate legal protection for any Intellectual Property in any country. This Section 6.2 does not apply to any invention of the Executive for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on the Executive’s own time, unless the invention (a) relates to (i) the Business or (ii) the actual or demonstrably anticipated research or development of the Company or any of its Affiliates or (b) results from any work performed by the Executive for or on behalf of the Company or any of its Affiliates.
(d)     The Executive hereby agrees that the consideration furnished under this Agreement, the discussions and correspondence that led to this Agreement, and the terms and conditions of this Agreement are private and confidential and constitute Confidential Information for purposes of this Agreement. Except as may be required by applicable law, regulation, or stock exchange requirement, neither Party may disclose such information regarding this Agreement to any other person or entity without the prior written approval of the other.
6.3    Cooperation. During the Term and thereafter, the Executive shall cooperate fully with the Company, at the Company’s expense, with respect to any claim, dispute, investigation or inquiry by any Person or any governmental or regulatory agency or body, that relates to the Company or its subsidiaries’ or Affiliates' operations during the Term; provided, that such cooperation shall not unreasonably interfere with Executive’s employment or business affairs. The Company shall reimburse Executive for the actual expenses he incurs relative to such cooperation, which reimbursement shall include, but not limited to travel expenses, but shall not include compensation for his time or attorney’s fees, unless otherwise agreed to in writing by the Company.
6.4     Non-Solicitation or Hire. During the Term and the Non-Solicitation Period set forth in Annex 1 hereto, the Executive shall not (a) directly or indirectly knowingly: solicit, attempt to solicit, engage or induce (x) any Person who is a client or customer of the Company or its parents or subsidiaries, who was a client or customer of the Company or its parents or subsidiaries at any time during the twelve (12) month period immediately prior to the Termination Date or who was a prospective client or customer that has been identified and targeted by the Company or its parents or subsidiaries immediately prior to the Termination Date, for the purpose of marketing, selling or directly providing to any such Person any services or products offered by or available from the Company or its subsidiaries or Affiliates on the Termination Date, or (y) any consultant, vendor, distributor or supplier or prospective consultant, vendor, distributor or supplier to the Company or its parents or subsidiaries to directly or indirectly terminate, reduce or alter negatively its relationship with the Company or its subsidiaries in any manner interfere with any agreement or contract, between the Company or any of its subsidiaries and such supplier or (b) knowingly hire or engage any employee of the Company or any of its subsidiaries or Affiliates (a "Current Employee") or any person who was an employee of the Company or any of its subsidiaries or Affiliates during the twelve (12) month period immediately prior to the Termination Date (a "Former Employee") or directly or indirectly solicit or induce a Current Employee or Former Employee to terminate such employee's employment relationship with the Company or any of its subsidiaries or Affiliates in order, in either case, to enter into a similar relationship with the Executive, or any other Person; provided that Executive will not be deemed to have violated this Section 6.4 if a client, customer, consultant, vendor, distributor or supplier or prospective client, customer, consultant, vendor, distributor or supplier to the Company or its subsidiaries, or Current Employee or Former Employee, responds directly to a general advertisement or solicitation not specifically targeted at such Person. For the purposes of this Agreement, the terms “customer” and “client”, as it applies to the United States federal government and any state or local government, mean the project or program office in the applicable agency(ies)/ department(s) for which any of the products or services of Company or its subsidiaries are sold or performed during the one (1) year period immediately preceding termination of Executive’s employment with Company.
6.5     Non-Competition. During the Term and the Non-Competition Period set forth in Annex 1 hereto, the Executive shall not, without the Company's prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit Executive’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the Business as constituted on the Termination DateNotwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than 1 percent (1%) of the publicly-traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated patties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).
6.6     Property. The Executive acknowledges that all originals and copies of materials, records, documents or any other Company property generated by the Executive or coming into Executive’s possession during Executive’s employment by the Company are the sole property of the Company ("Company Property"). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, except in furtherance of Executive’s duties under this Agreement. When the Executive's employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all Company equipment in Executive’s possession or control (including, but not limited to computers, telephones, ipads and other hardware) and shall either return or certify that he has taken commercially reasonable measures to destroy all other Company Property located on electronic servers, computer networks or other drives and certify to such destruction.
6.7    Nondisparagement. During the Term and at any time thereafter, (i) the Executive agrees that Executive will not, and will not cause any third party to, publish or communicate to any Person, any Disparaging (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries or affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns known to Executive as such, and (ii) the Company agrees to use commercially reasonable efforts to prevent members of the Board and senior management of the Company from publishing or communicating to any Person, any Disparaging remarks, comments or statements concerning the Executive. "Disparaging" remarks, comments or statements are those that place the Person being disparaged in a false or negative light or that otherwise impugn the character, honesty, integrity, morality, acumen, abilities, conduct or operations of the Person being disparaged. Notwithstanding the foregoing, nothing in this Agreement shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization.
6.8      Judicial Modification. If, at any time, the provisions of this Section 6 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended as to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
6.9    Disclosure. Prior to commencing subsequent employment at any time during the Non-Competition Period and Non-Solicitation Period, the Executive agrees to disclose the provisions of this Section 6 to Executive’s prospective employer.
6.10    Tolling. The periods during which the covenants set forth in this Section 6 shall survive shall be tolled during (and shall be deemed automatically extended by) any period during which the Executive is in violation of any such covenants, to the extent permitted by applicable law.

7.	Remedies; Specific Performance.

The Parties acknowledge and agree that the Executive's breach or threatened breach of any of the restrictions set forth in Section 6 can result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without demonstrating loss or requiring the posting of a bond. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties' remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Sections 5.2 hereof if the Executive has breached in any material respect the covenants applicable to the Executive contained in Section 6, the Executive will immediately return to the Protected Parties any such payments previously received under Section 5.2 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.2. In the event that either party will seeks to enforce any part of this Agreement through legal proceedings, the non-prevailing party agrees to pay the prevailing party any reasonable costs and attorneys’ fees reasonably incurred in connection therewith.

8.	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means mean any Person in control of, controlled by or under common control with the Company.

(b)	“Board” means the Board of Directors of the Company.

(c)
“Cause” means (i) an indictment for, conviction or plea of guilty or nolo contendere to a felony; (ii) conduct in connection with Executive’s employment or otherwise with respect to the Company, its subsidiaries or its Affiliates that is fraudulent, unlawful or grossly negligent; (iii) willful misconduct in the course of executive’s employment or otherwise with respect to the Company, its subsidiaries or its Affiliates; (iv) any act of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or its Affiliates; (v) any material breach, non-performance, or non-observance of any provision of this Agreement, including a breach of Executive’s obligations under Section 6, or any other written agreement between the Executive and the Company; (vi) material insubordination or failure by Executive to follow the lawful instructions or directions from the Board or its designee; or (vii) failure to comply with an applicable material policy of the Company, its subsidiaries or Affiliates; provided, that with respect to clauses (v) - (vii), to the extent the Cause condition is curable, Executive shall have ten (10) to effect a satisfactory cure following written notice of the condition from the Company; provided, further, that with respect of clause (vii), only one written notice will be provided by the Company.

(d)
“Disability” means the a determination by the Company in its discretion and in accordance with applicable law that the Executive is unable to perform the essential functions of the Executive’s employment under this Agreement (i) for a period of 90 consecutive days or (ii) for 180 days in any twelve month period.

(e)
“Good Reason” means the occurrence of any of the following events, unless (1) such event occurs with the Executive’s express prior written consent, (2) the event is an isolated, immaterial or inadvertent action or failure to act which was not in bad faith and that is remedied by the Company, or (3) the event occurs in connection with termination of the Executive’s employment for Cause or Disability: (i) a material breach by the Company of any material provision of this Agreement; (ii) a reduction in Executive’s Base Salary or Target Bonus (not including any diminution related to a broader compensation reduction that is not limited to the Executive specifically and that is not more than 10% in the aggregate); (iii) the relocation of the office at which the Executive primarily renders Executive’s services hereunder to a location that is more than 50 miles from its then current location to the extent such relocation materially increases the Executive’s commute, (iv) an adverse change to the Executive’s Position; or (v) the assignment to the Executive by the Company of any duties that are materially inconsistent with the Executive’s Position; provided, however, that Good Reason shall not exist hereunder unless the Executive provides written notice to the Company of the existence of the event or occurrence giving rise to the alleged Good Reason condition within thirty (30) calendar days of its initial existence, and the Company is provided a period of at least thirty (30) calendar days from the receipt of written notice during which it may remedy the Good Reason condition.

(f)
“Intellectual Property” means, collectively with respect to the Company, its parents and its subsidiaries, any patents, patent disclosures, inventions, designs, models, processes, trademarks, trade names, service marks, trade dress, logos, copyrights, works of authorship and mask works (and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing), software (including source and object codes) owned or developed (or being developed), computer programs, computer data bases, written, magnetic and storage media and related documentation and materials, data, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information), unexpired non-governmental accreditations, licenses and permits, franchises, licenses, distribution rights and the like and other proprietary rights used in or relating to the conduct of the Business (in whatever form or medium) and whether or not any of the foregoing is (i) subject to application for protection that has been filed under patent laws or (ii) protected under copyright laws, trade secret laws or any similar laws.

(g)
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, governmental or regulatory body (whether federal, provincial, state, county, city or otherwise, including, but not limited to, any instrumentality, division, agency or department thereof) or any other entity or organization.

9.	Miscellaneous Provisions.

9.1    Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder by either Party shall, in every case, be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by facsimile, (c) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested or (d) delivered by a nationally recognized overnight courier service to the other Party at the following addresses: (i) if to the Executive to the Executive’s home address reflected in Company’s records, (ii) if to the Company, at its headquarters office to the attention of the General Counsel and the Company Secretary; and/or (iii) to such other person and address as may hereafter be specified by notice given by either Party to the other Party or as set forth in Annex 1 hereto. Date of service of any such notice shall be (x) the date such notice is personally delivered or sent via facsimile, (y) four (4) business days after the date of mailing if sent certified or registered mail, and (z) one (1) business day after the date of delivery to the overnight courier service if sent by overnight courier. The Executive shall promptly notify the Company of any change in Executive’s address or facsimile number.
9.2     Entire Agreement. This Agreement contains the entire understanding of the Parties hereto with regard to the subject matter contained herein, and supersedes all, prior agreements (including any employment, consulting or similar agreements), understandings or letters of intent with regard to the subject matter contained herein between the Parties hereto.
9.3    Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.
9.4    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and assigns. In the case of the Company, the successors and assigns hereunder shall include the successors in interest to the Company whether by purchase, merger, liquidation (including successive mergers or liquidations) or otherwise; provided, however, that an assignment that occurs after the Termination Date will not expand in any manner the scope of the restrictive covenants set forth in this Agreement. This Agreement and any right or interest hereunder is one of personal service and may not be assigned by the Executive. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the Parties and successors and assigns permitted by this Section 9.4, any right, remedy or claim under or by reason of this Agreement.
9.5    Waiver and Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of waiver, signed by the Party waiving compliance. No delay or failure on the part of any Party in exercising an right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
9.6    Interpretation. The headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. References in this Agreement to plans or policies of the Company include only those lawful, written plans or policies that the Company may adopt from time to and deliver to the Executive or post on the Company or its subsidiaries websites.
9.7    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against the Executive or the Company.
9.8    Tax Matters. The Executive acknowledges that no representative or agent of the Company has provided him with any tax advice of any nature, and the Executive has consulted with Executive’s own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.
9.9    Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary to satisfy all obligations for the payment of such withholding taxes.
9.10    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such other agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties, except that the failure of any Party to comply with such a request shall not render this Agreement, any amendments hereto, invalid or unenforceable. No Party hereto or to any such other agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature, or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission, as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.
9.11    Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed in all respects, including validity, interpretation and effect, by the laws of Jurisdiction set forth in Annex 1 hereto, without regard to its rules of conflicts of law.
9.12    Jurisdiction; Venue; Forum. All actions or proceedings arising in connection with this Agreement or with respect to the Executive’s employment hereunder shall be tried and litigated exclusively in the federal or state courts located in the Venue set forth in Annex 1 hereto; provided, however, that any action to enforce the provisions of Section 6 hereof may be brought in any court with personal jurisdiction over the Executive. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement or with respect to the Executive’s employment hereunder in any jurisdiction other than those specified in this Section 9.12. Each Party hereby waives any right it may have to assert the doctrine of forum non-conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the federal or state courts located in the Venue shall have in personam jurisdiction and venue over such Party for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement or with respect to the Executive’s employment hereunder. Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 9.12 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a Party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.
9.13    WAIVER OF JURY TRIAL. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR WITH RESPECT TO THE EXECUTIVE’S EMPLOYMENT HEREUNDER, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION 9.13 CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
9.15     Section 409A. It is intended that any income or payments to the Executive provided pursuant to this Agreement (any such income or payments being referred to as “Payments”) will not be subject to the additional tax and interest (a “Section 409A Tax”) under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (the “Regulations”). The provisions of this Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A necessary in order to avoid the imposition of a Section 409A Tax, the Company and the Executive agree to amend (including retroactively) this Agreement in order to comply with Section 409A, including amending to facilitate the ability of the Executive to avoid the imposition of or reduce the amount of, any Section 409A Tax, the Company and the Executive shall reasonably cooperate to provide full effect to this provisions and the consent to any amendment described in the preceding sentence shall not be unreasonably withheld by either Party. The Parties agree that neither Party has (a) an obligation to bring any potential Section 409A Tax to the attention of the other Party or (b) any liability for any Section 409A Tax or any other reporting or withholding obligation to the other Party. In no event will Executive be permitted to elect the year of payment with respect to any compensation payable hereunder. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 5 shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” from the Company within the meaning of Section 409A and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth Regulations Section 1.409A-1(h)(1). Further, if the Executive is a “specified employee” as such term is defined under Section 409A and the regulations and guidance promulgated thereunder, any payments described in Section 5.2 shall be delayed for a period of six (6) months following the Executive’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A. If the payments are delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period, plus interest credited from the date of the Executive’s separation from service to the date of payment at the “applicable federal rate” provided for in Section 7872(1)(2)(A) of the Code in effect as of the date of such separation from service. The right to receive any installment payments under Section 5.2 this Agreement shall be treated as a right to receive a series of separate payments in accordance with Regulations Section 1.409A-2(b)(2)(iii). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above written.

DynCorp International LLC

By: /s/ Chan W. Galbato
Name: Chan W. Galbato
Title: Lead Director

Lewis Von Thaer:

/s/ Lewis Von Thaer
Name: Lewis Von Thaer

ANNEX 1
Executive: Lewis Von Thaer
Effective Date: July 6, 2015
End Date: July 7, 2018
Position: Chief Executive Officer
Reports to: Board of Directors
Base Salary: $800,000 annually, payable in accordance with the Company’s payroll practices. Base Salary may be increased but not decreased except as part of an across the board decrease for the management team.
Target Bonus: The target bonus shall be 100% of the current Base Salary based on the achievement of specific performance targets as determined by the Board of Directors (“Performance Targets”). Failure to achieve the Performance Targets may result in no Bonus being paid. Performance above the Performance Targets may result in a Bonus in excess of the Target Bonus. For calendar year 2015, the Bonus will be guaranteed to be no less than the Target Bonus.
Signing Bonus. You will be paid a one-time, lump sum signing bonus of Five Hundred Thousand Dollars ($500,000.00), less applicable taxes, deductions and withholdings which will be payable within thirty (30) days of your date of employment. Payment of this bonus is contingent upon you signing a separate repayment agreement requiring repayment of the bonus in full if you resign or are terminated for Cause prior to July 6, 2016.
Supplemental Transition Bonus: Subject to your continued employment on the date(s) of payment, you shall be eligible to receive additional payments (less applicable taxes, deductions and withholdings) intended to compensate you for the loss of unvested equity, according to the following schedule:

$750,000.00 - payable on or about July 6, 2016
$750,000.00 - payable on or about July 6, 2017
$1,500,000.00 - payable on or about July 6, 2018

In the event of a Change of Control of the Company prior to July 6, 2018, you shall be eligible to receive all unpaid payments of the Equity Replacement Bonus, provided you are employed by the Company on the date of the Change of Control.

Deferred Compensation Plan: You will be eligible to participate in the Company’s Deferred Compensation Plan upon the terms set forth therein. Under the Deferred Compensation Plan you will be eligible to receive a cash payment equal to 50% of your base salary calculated as a percentage of your annual base salary at beginning of the relevant Performance Period. The first Award you will be eligible to receive is for the Performance Period ending December 31, 2016, and the second is for the Performance Period ending December 31, 2017. Additional details are provided in the attached Award Summary and the DynCorp International LLC Deferred Compensation Plan document.
Equity Award: You will be eligible to participate in the Profits Interest Plan which will be established by the Company within thirty (30) days of your hire date. The profits interest grant shall be made pursuant and subject to the terms and conditions established within the Profits Interest Plan. At the time the Profits Interest Plan is adopted, but no later than 30 days after your hire date, you will be granted profits interests equal to 2% of the Profits Interest Pool. The profits interests will vest based upon time and performance requirements. In the event of any conflict between this document and the Equity Incentive Plan, the terms of the Equity Incentive Plan shall govern.
Health and Group Benefits. Should you choose to participate, DynCorp’s flexible benefits program will become effective for you and your eligible dependents on your first day of employment. You will have ten (10) working days from date of hire to make elections and return your enrollment form. Your elections will remain in place until the next annual benefits enrollment period.
Legal Fees: You shall be reimbursed for reasonable legal expenses incurred for the review of this and other related employment documents.

Executive Benefits. You will be provided with an annual allowance of up to a maximum of fifteen thousand dollars ($15,000.00) to be used for financial planning, tax preparation and/or annual medical physical. Payment of this allowance is conditioned upon you retaining all receipts and related proof of these expenses and providing them to the Company as required by policy.

Paid Time Off. In addition to DynCorp International’s standard ten (10) day holiday schedule, you will be entitled to receive twenty five (25) days per calendar year of Personal Time Off (PTO), prorated for calendar year 2015.
Severance Benefits: Subject to Section 5.2 of the Agreement you will be eligible to receive the following severance payments:  (i) an amount equivalent to your then annual Base Salary (less applicable payroll deductions) paid in installments as set forth in Section 5.2 of the Agreement; (ii) the unpaid portion of the Bonus (“Prior Year Bonus”), if any, relating to the calendar year prior to the calendar year of the Executive's termination paid at the same time as other executives remaining at the Company are paid their Prior Year Bonus, and (iii) an amount equal to your Target Bonus in the year of your termination (calculated as if the Company had met the performance targets set by the Board for that year) provided, however, that such Target Bonus shall be paid at the same time as other executives remaining at the Company are paid, but in no event later than 60 days following the completion of the company’s audited financial statements for the year in which your employment is terminated; (iv) reimbursement on a monthly basis, beginning on the 60th day following the Termination Date, of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), for a maximum of twelve (12) months following the Termination Date to the extent the Executive elects such continuation coverage and is eligible and subject to the terms of the plan and applicable law; provided that if the Executive becomes eligible to receive coverage from a new employer he shall cease to be entitled to such reimbursement; (v) any other unpaid Accrued Benefits.
Non-Solicitation Period: Twenty-four (24) months following the Termination Date.
Non-Competition Period: Nine (9) months following the Termination Date.

Notices:
Office of the General Counsel
1700 Old Meadow Road
McLean, VA 22102
Gregory Nixon

Jurisdiction: Commonwealth of Virginia
Venue: Commonwealth of Virginia

ANNEX 2
Approved Boards:

•	Defense Science Board.

•	National Intelligence University Foundation Board

•	Intelligence and National Security Alliance (INSA)

SIGNATURE PAGE FOLLOWS

The Company and the Executive acknowledge and agree that this Annex 1 in an integral part of the Employment Agreement between the Executive and the Company, dated as of June 11, 2015.
DynCorp International LLC:

______________________________

Name: Chan W. Galbato
Title: Lead Director

Lewis Von Thaer:

______________________________

Name: Lewis Von Thaer

EXHIBIT A
SEPARATION AND GENERAL RELEASE AGREEMENT

This agreement (“Agreement”) confirms the terms of the separation of ________________’s (“you” or “your”) with an address at [employee’s address], employment with DynCorp International LLC with an address at 1700 Old Meadow Road, McLean, VA 22102 (the “Company”), including the severance payment described below in section 4 that you will receive if you (a) sign and return this Agreement to the Company (Attn: [Insert Name]) by not later than [Return Date - MUST be no less than 21 days from employers receipt of release], [but not prior to the Separation Date], (b) do not revoke this Agreement during the 7-day revocation period explained in section 6 below and (c) comply with the other terms of this Agreement.

By signing and not revoking this Agreement, you will be entering into a binding agreement with the Company and agreeing to the terms and conditions in the numbered sections below, including the general release of claims in section 5. Therefore, you are advised to consult with an attorney of your choice before signing this agreement.

If you choose not to sign and return this Agreement by [Return Date] or if you revoke your acceptance of this Agreement, you will not receive the severance payment described in section 4.

1.    Last Day of Employment. You acknowledge that the last day of your employment with the Company was [Date] (“Separation Date”).

2.    Final Pay. You will receive your final pay check [(which shall be a physical check, and not made by way of direct deposit)] on the next regular pay date following the Separation Date. Your final paycheck will include payment for all salary/wages that you earned through and including your Separation Date [and for your accrued, unused vacation time, if any], less applicable withholdings and deductions. You will receive this payment even if you choose not to enter into this Agreement.

3.    Employee Benefits; Unemployment. Your active participation in the Company’s group health insurance plan(s) will end on [the Separation Date]. Coverage under any other group benefit plans or programs in which you participated, if any, will also end on [the Separation Date]. Regardless of whether you enter into this Agreement, you have the right to continue the medical and/or dental insurance coverage that you had in effect as of the Separation Date (generally for up to 18 months) under COBRA. To continue health insurance coverage under COBRA, you must pay the full premium cost plus the administrative fee. You will receive COBRA notices and information about your 401(k) account (if any), in separate letters. If you had group life insurance, you also will receive information about the option to convert this coverage to an individual policy.

4.    Severance Payment. As good consideration for Employee’s execution, delivery and non-revocation of this Separation Agreement, Employer shall provide Employee with a severance payment  in the amount of $_______________ (less applicable withholdings and other customary payroll deductions, excluding 401(k) contributions, if any), payable [in a lump sum] [in accordance with regular payroll practices beginning] on the next regular pay date following the 45th day after the Separation Date (or as soon thereafter as administratively practicable).

You acknowledge that you are not otherwise entitled to the severance payment under any severance policy, plan, program, agreement, or otherwise and that the Company would not agree to provide you with this severance payment without your general release of claims and other promises in this Agreement. You also agree that this severance payment constitutes good and valuable consideration for your general release of claims and other promises in this Agreement.
5.    General Release of Claims. In exchange for the severance payment described in section 4 to which you are not otherwise entitled, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign this Agreement; provided, that nothing herein shall release the Released Parties from indemnification, hold harmless and advancement of expenses obligations under any of their governing documents, written agreement between the parties or insurance policy.

This general release of claims includes, without limitation, any and all claims:

•	of discrimination, harassment, retaliation, or wrongful termination;

•
for breach of contract, whether oral, written, express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;

•
for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the Delaware Employment Discrimination Law, the Delaware Equal Pay Law, the Delaware Handicapped Persons Employment Practices Act, the Delaware Hazardous Chemical Information Act, the Delaware Juror Protection Act, the Delaware Military Discrimination and Leave Law, the Delaware Clean Indoor Air Act, the Delaware Polygraph Law, the Virginia Human Rights Act, the Virginia Payment of Wage Law, the Virginia Equal Pay Law, the Virginia Disability Discrimination Law, the Virginia Occupational Health and Safety Law, the Virginia Juror Protection Law, the Virginia Military Discrimination and Leave Laws, and the Virginia Polygraph Law [include other state laws, as applicable], in each case, as such laws have been or may be amended;

•	for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (excluding COBRA);

•	to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options;

•	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook;

•
relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal state or local statute or ordinance not expressly listed above; and

•	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, costs and disbursements.

You expressly acknowledge that this general release of claims incudes any and all claims arising up to and including the date you sign this agreement which you have or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or un-asserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibits the release of unknown claims.

This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with your preserved rights described in section 13 below.

6.    Waiver of Claims under ADEA; Time to Consider/Revoke. You acknowledge, understand and agree that the general release of claims in section 5 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that you sign this agreement. As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:

•	you are not waiving any rights or claims under the ADEA that may arise after the date you sign this Agreement;

•	you should consult with an attorney of your choice concerning your rights and obligations under this Agreement before signing this Agreement;

•	you should fully consider this Agreement before signing it;

•	nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;

•
you have at least twenty-one (21) days from the date you received this Agreement to consider whether or not you want to sign it. You also should understand that you may use as much or as little of the 21-day or more period as you wish before deciding whether or not to sign this Agreement;

•
if you do not sign and return this Agreement within the required time period, then the Company’s offer to provide you with the severance payment described in section 4 above, will automatically terminate;

•
at any time within seven (7) days after signing this Agreement, you may change your mind and revoke your acceptance of this Agreement. To be effective, your revocation must be in writing and either hand-delivered or sent electronically to the Company (Attn: [Insert Name]) within the 7-day period;

•	this Agreement is not effective or enforceable until (and if) the revocation period has passed without a revocation;

•
if you exercise your right to revoke, this Agreement (including, without limitation, the Company’s offer to provide you with the severance payment described in section 4 and your release of claims in section 5 above) will not be enforceable; and

•	if you do not revoke your acceptance of this Agreement, the 8th day following the date that you sign this agreement will be the effective date.

7.    No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement.

8.    Covenant not to Sue. Except as provided in section 13 below, you covenant and agree that you will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.

9.    Cooperation with Investigations/Litigation. You agree, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during your employment with the Company. Your requested cooperation may include, for example, making yourself reasonably available to consult with the Company’s counsel, providing truthful information and documents, and to appear to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse you for reasonable out-of-pocket expenses that you incur in providing any requested cooperation, so long as you provide advance written notice to the Company of your request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, preclude or limit your preserved rights described in section 13 below.

10.    Confidentiality of this Agreement; Non-Disparagement. You agree that you will not disclose to others the existence or terms of this Agreement, except to your immediate family, attorneys and bona fide financial advisors and then only after securing the agreement of such individual(s) to maintain the confidentiality of this Agreement. You also agree that you will not at any time make any disparaging or derogatory statements concerning the Company or its business, products and services. However, nothing in this section is intended to, and shall not, restrict or limit you from exercising your preserved rights described in section 13 or restrict or limit you from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

11.    Non-Disclosure Obligations. You acknowledge your obligation to keep confidential, and to not disclose or use (and you agree to keep confidential and not disclose or use) any and all confidential information or otherwise non-public information concerning the Company that you acquired during the course of your employment (such as non-public information about the Company’s clients, business affairs, prospects and financial condition), unless such disclosure is made in response to a subpoena, other legal process, valid governmental inquiry or otherwise required by law or is reasonably necessary to exercise your preserved rights under section 13. Confidential information includes all trade secrets, client lists and information related to client files, know-how, show-how, technical, operating, financial, and other business information and materials. You also acknowledge and reaffirms, and agree to comply with, your obligations under any other agreement relating to intellectual property or confidential information that you previously executed for the benefit of the Company, which agreement, if any, also remains in full force and effect.

12.    Return of Company Documents and Other Property. You confirm that you have returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company or its clients, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in your possession, custody or control. You also represent and warrant that you have not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). You also agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

13.    Preserved Rights. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with

(a)    your protected rights under federal, state or local employment discrimination laws (including, without limitation, the ADEA and Title VII) to communicate or file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws. Therefore, nothing in this Agreement (including, without limitation, the release of claims, covenant not to sue, agreement to cooperate, confidentiality and non-disparagement agreements and non-disclosure obligations in sections 5, 8, 9, 10 and 11, respectively) shall prohibit, interfere with or limit you from filing a charge with, communicating with or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal, state or local agency. However, you shall not be entitled to any relief or recovery (whether monetary or otherwise), and you hereby waive any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Agreement;

(b)    your protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or

(c)    your right to enforce the terms of this Agreement and to exercise your rights relating to any other Excluded Claims.

14.    No Other Pay or Benefits; No-Right to Re-Employment. You acknowledge and agree that upon payment of the amounts described in this section 2, you will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to you up through and including the last day of your employment. You acknowledge and agree that, except for Company’s obligation to provide the severance payment specifically provided in section 4, you are entitled to no other payments or benefits and the Released Parties have no further obligations to you whatsoever, whether arising out of your employment with the Company, your separation from the Company or otherwise. You further acknowledge that you have no right to reinstatement or re-employment with the Company or any affiliate of the Company and agree that any application by you for re-employment may be rejected without explanation or liability.

15.    No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

16.    Breach; Attorneys’ Fees. If you materially breach your obligations under this Agreement, then, in addition to any of the Company’s other rights and remedies at law or in equity, the Company shall have the right to cease providing the severance payment and/or require you to return, upon written demand, 90% of the severance payment that you may already have received, but all of the other terms of this Agreement will remain in effect. The exercise of your preserved rights under section 13 (including, without limitation, a challenge to the validity of the ADEA wavier) will, in no event, be considered a breach of your obligations under this Agreement. Further, except in the case of a legal action by you challenging or seeking a determination in good faith of the validity of the ADEA waiver, if either party to this agreement brings an action to enforce its rights under this Agreement, the prevailing party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such action. You and the Company hereby waive our respective rights to trial by jury in any action concerning this agreement or any and all matters arising directly or indirectly out of this Agreement. You represent that you have consulted with counsel of your choice or have chosen voluntarily not to do so specifically with respect to this jury trial waiver.

17.    Miscellaneous.

(a)This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement, except that your obligations under any employee agreement(s) relating to intellectual property, confidential information, and non-disclosure that you have signed for the benefit of the Company remain in full force and effect. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

(b)This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

(c)The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d)The Company and you shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.

(e)The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(f)This Agreement will be governed and interpreted under the laws of the State of New Jersey, without giving effect to choice of law principles. The Company and you irrevocably consent to the jurisdiction of the federal and state courts in the State of New Jersey for the resolution of any disputes arising under or respect to this Agreement.

(g)Given the full and fair opportunity provided to each party to consult with their respective counsel regarding terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

(h)The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

18.    Opportunity to Review. You represent and warrant that you:

•	have had sufficient opportunity to consider this Agreement;

•	have carefully read this Agreement and understand all of its terms;

•	are not incompetent and have not had a guardian, conservator or trustee appointed for you;

•
have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;

•	understand that you are responsible for your own attorneys’ fees and costs;

•	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;

•	have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;

•
you were given at least twenty-one (21) days to review this Agreement before signing it and understood that you were free to use as much or as little of the 21-day or more period as you wished or considered necessary before deciding to sign it; and

•	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.

If you wish to accept this agreement, please sign, date and return it to the Company (Attn: [Insert Name]) no later than [Return Date] [same as return date above].

[SIGNATURES APPEAR ON NEXT PAGE]

Agreed to and accepted on this ____ day of __________, _____.

Witness:	EMPLOYEE:

________________________________	___________________________________
[NAME] [ADDRESS]

Agreed to and accepted on this ____ day of __________, _____.

EMPLOYER:
DynCorp International LLC

By:________________________________ Name: Title: